Exhibit 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Energy Partners Declares Quarterly Distributions
Houston, Texas – April 21, 2015 – Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) today declared (i) a cash distribution per common unit of $0.425 ($1.70 annualized) to unitholders of record as of May 1, 2015, and (ii) the related distribution to its general partner. All of these distributions are payable on May 15, 2015.
Cheniere Partners is a Delaware limited partnership that owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass Channel in western Cameron Parish, Louisiana and the Creole Trail Pipeline. The Sabine Pass LNG terminal has regasification and send-out capacity of 4.0 billion cubic feet per day (Bcf/d) and storage capacity of 16.9 billion cubic feet equivalent (Bcfe). Cheniere Partners is developing and constructing a project to add liquefaction and export capabilities adjacent to the existing infrastructure at the Sabine Pass LNG terminal. Additional information about Cheniere Partners may be found on its website: http://www.cheniere.com.
This press release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Cheniere Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Cheniere Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.
Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding Cheniere Partners’ expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479
Media: Faith Parker: 713-375-5663